Exhibit 99.1

Bakkt Appoints Chip Goodroe as Chief Accounting Officer

ALPHARETTA, GA – September 12, 2022 – Bakkt Holdings, Inc. (NYSE: BKKT) a digital asset platform that unlocks crypto and drives loyalty to create delightful, connected experiences for a broad range of clients, announced today that Chip Goodroe was appointed as its Chief Accounting Officer. In this role, Mr. Goodroe will report to Karen Alexander, Bakkt’s Chief Financial Officer, and will lead the Accounting function, including SEC and regulatory reporting.

“I’m pleased to welcome Chip to the team and into the role of Chief Accounting Officer,” said Ms. Alexander. “He is a great fit for Bakkt given his deep accounting expertise across technology and cryptocurrency.”

Mr. Goodroe is a seasoned accounting professional with more than fourteen years of experience with several public accounting firms. His most recent role included serving as a senior manager with Grant Thornton LLP on audit and accounting advisory engagements for public and private entities. He also has extensive experience in SaaS, software and cryptocurrency-facing businesses, and previously served on various national teams addressing accounting and audit risks associated with emerging accounting standards including ASC 606 and ASC 842.

Mr. Goodroe holds a B.B.A in Accountancy from the University of Georgia, Terry College of Business and an M.S. in Accountancy from the University of Georgia, Terry College of Business.

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About Bakkt:

Bakkt is a digital asset platform that unlocks crypto and drives loyalty to create delightful, connected experiences for a broad range of clients. Bakkt’s platform, available through the Bakkt App and to partners, amplifies consumer spending and bolsters loyalty programs, adding value for all key stakeholders within the Bakkt payments and digital assets ecosystem. Launched in 2018, Bakkt is headquartered in Alpharetta, GA. For more information, visit: https://www.bakkt.com/ | Twitter @Bakkt | LinkedIn https://www.linkedin.com/company/bakkt/

Bakkt-C

Source: Bakkt Holdings, Inc.

Contacts

Bakkt Media Contacts

Lauren Post, Head of Communications

Lauren.Post@bakkt.com

Investor Relations

Ann DeVries, Head of Investor Relations

Ann.DeVries@bakkt.com